EXHIBIT 10.1
BLUCORA, INC.
EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN
Effective January 17, 2021
In order to secure the continued services of certain key executives of Blucora, Inc. (the “Company”), and to ensure their continued dedication to their assigned duties without distraction in the event of any threat or occurrence of a Change of Control (as defined below) of the Company, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has adopted this Executive Change of Control Severance Plan (as it may be amended pursuant to the terms hereof, this “Plan”). The Plan is intended to be an unfunded “top hat” welfare plan subject to ERISA.
Section 1. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:
“Accrued Bonus” shall mean Participant’s accrued, but unpaid as of Participant’s Termination Date, annual cash bonus for any completed fiscal year of the Company preceding Participant’s Termination Date.
“Accrued Obligations” shall have the meaning set forth in Section 3(a).
“Affiliate” shall mean, with respect to the Company, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, including each subsidiary of the Company within the meaning of Section 424(f) of the Code.
“Annual Bonus” shall mean Participant’s target annual cash bonus for the calendar year in which Participant’s Termination Date occurs; provided, however, that if the Board or the Committee has not established a target annual cash bonus for Participant for the calendar year in which the Termination Date occurs, then “Annual Bonus” shall be equal to the most recent annual cash bonus paid by the Company to Participant preceding Participant’s Termination Date; provided, further, that such target annual bonus shall in no event be less than the highest target annual cash bonus paid by the Company to Participant under any such annual cash bonus plan for any calendar year commencing since the Effective Date and prior to the termination of the Plan in accordance with Section 8(l). For the avoidance of doubt, Annual Bonus shall include annual cash bonus received by Participant from the Company and all of its Affiliates.
“Base Salary” shall mean Participant’s annualized base salary at the rate in effect prior to any reduction for purposes of Good Reason, or on the date of a Qualifying Termination, whichever is higher; provided, however, such rate shall in no event be less than the highest rate in effect for Participant at any time following the Effective Date and prior to the termination of the Plan in accordance with Section 8(l). For the avoidance of doubt, Base Salary shall include base salary received by Participant from the Company and all of its Affiliates.
“Beneficiary” shall mean the person or entity designated by Participant, by written instrument delivered to the Company, to receive the benefits payable under the Plan in the event of Participant’s death. If Participant fails to designate a Beneficiary, or if no Beneficiary survives Participant, such death benefits shall be paid as follows: (i) to Participant’s surviving spouse; (ii) if there is no surviving spouse, to Participant’s living descendants per stirpes; or (iii) if there is neither a surviving spouse nor descendants, to Participant’s duly appointed and qualified executor or personal representative.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean, as determined by the Board in its reasonable discretion: (i) Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (ii) willful material misconduct by Participant in connection with the business of the Company or an Affiliate; (iii) Participant’s continued and willful failure to substantially perform his or her responsibilities to the Company or an Affiliate, after written demand for substantial performance has been given by the Board that specifically identifies how Participant has not substantially performed his or her responsibilities; (iv) Participant’s improper disclosure of confidential information or other material breach of any employment, confidentiality, non-competition or other similar written agreement by and between Participant and the Company or an Affiliate; (v) Participant’s material fraud or dishonesty against the Company or an Affiliate; (vi) Participant’s willful and material breach of the Company’s or an Affiliate’s written code of conduct and business ethics or other material written policy, procedure or guideline in effect from time to time (provided that Participant was given access to a copy of such policy, procedure or guideline prior to the alleged breach) relating to personal conduct; or (vii) Participant’s willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity. Any determination of Cause by the Company shall be made by a resolution approved by a majority of the members of the Board, provided that, with respect to prong (iii) only, the Board must give Participant notice and 60 days to cure the substantial nonperformance.
“Change of Control” shall mean the occurrence of any of the following:
(i) any Person, excluding for this purpose, (A) the Company or any subsidiary of the Company or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
(ii) consummation of a reorganization, merger or consolidation of the Company, in each case, unless following such transaction, all or substantially all the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such transaction (including a company that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the outstanding voting securities of the Company;
(iii) any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all of the Company’s assets;
(iv) any sale or disposition by the Company, in one transaction or a series of related transactions, of assets that generated 40% or more of either (A) the consolidated Adjusted EBITDA of the Company or (B) the total net revenue of the Company, in each case, as reported by the Company for the fiscal year immediately preceding such sale or disposition;
(v) a “Board Change” which, for purposes of this Agreement, shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (A) nominated by a majority of the Incumbent Directors nor (B) appointed by directors so nominated. For purposes of the Plan, “Incumbent Director” means a member of the Board who has been either (1) nominated by a majority of the directors of the Company then in office or (2) appointed by directors so nominated, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(vi) an approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“CIC Agreement” shall have the meaning set forth in Section 2.
“Claimant” shall have the meaning set forth in Section 4(c).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the regulations promulgated thereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
“Committee” shall have the meaning set forth in the first paragraph of the Plan.
“Company” shall have the meaning set forth in the first paragraph of the Plan.
“Confidentiality and Non-Competition Agreement” shall mean any agreement by and between Participant and the Company or any of its Affiliates that contains any confidentiality, non-competition, non-solicitation, non-recruitment or similar covenant.
“Effective Date” shall mean January 17, 2021.
“Employment” shall mean employment with the Company or any of its Affiliates. Participant’s Employment shall be deemed to have continued notwithstanding a transfer of employment between the Company and any of its Affiliates, or between any two Affiliates, or a termination of Participant’s Employment by the Company or one of its Affiliates, followed immediately by the hiring of Participant by the Company or any of its Affiliates.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.
“Excise Tax” shall have the meaning set forth in Section 3(e)(i).
“Full Payment” shall have the meaning set forth in Section 3(e)(i).
“Good Reason” shall mean the occurrence of any of the following without Participant’s express prior written consent: (i) a material reduction of or to Participant’s duties, authority, responsibilities or reporting relationship (provided that a change in Participant’s duties, authority or responsibilities as the result of one or more corporate transactions, by itself, does not constitute a material reduction), including, in the case of a Participant who is an executive officer of the Company a significant portion of whose responsibilities relate to the Company’s status as a public company, the failure of such Participant to continue to serve as an executive officer of a public company; (ii) a reduction of more than 5% of Participant’s then current annual rate of base salary; (iii) a reduction of more than 5% of Participant’s then current target annual cash bonus; (iv) a material reduction in the kind or level of employee benefits to which Participant is entitled that occurs within two months prior to or within 24 months following a Change of Control, unless similarly situated employees also experience a reduction; (v) a requirement that Participant relocate his or her primary work location more than 25 miles from Irving, Texas or, if applicable, more than 25 miles from Participant’s then-current primary work location; (vi) in connection with a Change of Control, the failure of the Company to assign the Plan to a successor to the Company or the failure of a successor to the Company to explicitly assume and agree to be bound by the Plan; or (vii) a material breach by the Company of any then applicable employment agreement by and between Participant and the Company. Notwithstanding the foregoing, termination of Employment by Participant will not be for Good Reason unless (x) Participant delivers written notice to the Company (the “Good Reason Notice”) of the existence of the condition which Participant believes constitutes Good Reason within 30 days of the initial existence of such condition (which Good Reason Notice specifically identifies such condition), (y) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (z) Participant actually terminates Employment within 30 days after the expiration of the Good Reason Cure Period.
“Payment” shall have the meaning set forth in Section 3(e)(i).
“Participant” shall mean each executive-level employee of the Company who is designated by the Plan Administrator as a Participant in the Plan in accordance with Section 2 who has entered into a Participation Agreement and who has not been removed from the Plan.

“Participation Agreement” shall mean the written agreement, substantially in the form of Appendix A hereto, between the Company and an applicable employee evidencing participation under the Plan and the extension of the term for certain restrictive covenants being agreed to as a condition to participation in the Plan.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)(3).
“Plan Administrator” shall mean (i) the Committee with respect to any Participant who is subject to Section 16 of the Exchange Act and (ii) the Company’s Chief Executive Officer or such other person as may be designated by the Committee from time to time with respect to any Participant who is not subject to Section 16 of the Exchange Act.
“Qualifying Termination” shall mean Participant’s termination of Employment which constitutes a termination by the Company without Cause or a resignation by Participant for Good Reason that occurs, in each case, either (i) on the day of or during the 24-month period immediately following the consummation of a Change of Control or (ii) subject to the consummation of a Change of Control, during the two-month period prior thereto and, with respect to prong (ii) only, at the request of any third party participating in or causing the Change of Control or otherwise in connection therewith. The following shall not constitute a Qualifying Termination for purposes of the Plan: (i) a termination of employment for Cause; (ii) Participant’s resignation for any reason other than for Good Reason; (iii) any termination of Participant’s employment that does not occur during the period beginning two months prior to a Change of Control and ending 24 months thereafter; (iv) the cessation of Participant’s employment with the Company or any Affiliate due to death or disability; or (v) the cessation of Participant’s employment with the Company or any Affiliate as the result of the sale, spin-off or other divestiture of a division, business unit or subsidiary or a merger or other business combination followed by employment or reemployment with the purchaser or successor in interest to Participant’s employer with regard to such division, business unit or subsidiary, or an offer of employment by such purchaser or successor in interest on terms and conditions substantially comparable in the aggregate (as determined by the Plan Administrator in its sole discretion) to the terms and conditions of Participant’s employment with the Company or its subsidiary immediately prior to such transaction.
“Reduced Payment” shall have the meaning set forth in Section 3(e)(i).
“Release Effective Date” shall have the meaning set forth in Section 3(c).
“Retirement Plan” shall mean any qualified or nonqualified supplemental employee pension benefit plan, as defined in Section 3(2) of ERISA, currently or hereinafter made available by the Company or its Affiliates in which Participant is eligible to participate.
“Section 409A Payment” shall have the meaning set forth in Section 5(d).
“Severance Benefits” shall have the meaning set forth in Section 3(b).

“Tax Counsel” shall have the meaning set forth in Section 3(e)(ii).
“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment, as determined in accordance with Section 5(d).
“Welfare Plan” shall mean any health, vision or dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by the Company or its Affiliates in which Participant is eligible to participate.
Section 2. Eligibility. The Plan Administrator shall from time to time, in its sole discretion, select and designate in writing, which of the Company’s (including any of its Affiliates’) executive-level employees shall become eligible to participate in the Plan and any such employee shall become a Participant under the Plan upon such designation, subject to such Participant’s acceptance and execution of a Participation Agreement by the deadline set forth in such agreement (or such later date as permitted by the Plan Administrator). The Plan Administrator may, in its sole discretion, remove an employee from participation in the Plan, with such removal to be effective upon three months’ prior notice to the impacted employee; provided, however, that if (a) a Participant is notified of Participant’s removal from participation in the Plan and (b) on or within six months following the date on which Participant is notified of his or her removal from the Plan, the Company has entered into or enters into an agreement that if consummated would constitute a Change of Control (the “CIC Agreement”), then such individual shall remain a Participant in the Plan and remain eligible for benefits in accordance with the terms hereof until the earlier to occur of (i) the termination of the CIC Agreement and (ii) the 12-month anniversary of the date on which Participant is notified of his or her removal from the Plan.
Section 3. Effect of Qualifying Termination of Employment.
(a) Accrued Obligations. In the event of Participant’s Qualifying Termination: (i) the Company shall pay to Participant any unpaid base salary due for periods prior to the Termination Date; and (ii) following submission of proper expense reports by Participant, the Company shall reimburse Participant for all business expenses reasonably and necessarily incurred by Participant in connection with the business of the Company through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid promptly upon termination of Employment and within the period of time mandated by applicable law, but in any event within 30 days after the Termination Date. Further, Participant shall receive any and all benefits accrued through the date of termination of Employment under any Retirement Plan, Welfare Plan or other plan or program in which Participant participates as of the Termination Date, with the amount, form and time of payment of such benefits determined by the terms of such Retirement Plan, Welfare Plan and other plan or program.
(b) Severance Benefits. Subject to Section 3(c), Section 3(d) and Section 3(e) and, with respect to a Qualifying Termination that occurs prior to the consummation of a Change of Control, subject to the consummation of such Change of Control, in the event of Participant’s Qualifying Termination, the Company shall provide Participant the payments and benefits set forth in this Section 3(b) (collectively, the “Severance Benefits”). For the avoidance of doubt, Participant shall not be entitled to Severance Benefits under the Plan if Participant’s Employment terminates for any reason other than a Qualifying Termination (including due to death, disability, for Cause or resignation without Good Reason) or at any time other than as specifically set forth in the Qualifying Termination definition.
(i) The Company shall pay to Participant the following amounts, each in a single lump sum within 10 days following the Release Effective Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date):
(1)an amount equal to two times the sum of Participant’s Base Salary plus Participant’s Annual Bonus;
(2)an amount equal to any Accrued Bonus;
(3)an amount equal to the product of Participant’s Annual Bonus multiplied by a fraction, the numerator of which is the number of days that occurred on or before the Termination Date in the calendar year that includes the Termination Date, and the denominator of which is the total number of days in the calendar year that includes the Termination Date;
(4)an amount equal to the monthly COBRA premium in effect under the Company’s group health plan as of the Termination Date for the coverage in effect under such plan for Participant (and, if applicable, Participant’s spouse and dependent children) on such date, multiplied by 24; provided, however, that notwithstanding the foregoing or any provision in the Plan to the contrary, the Company or its successor may unilaterally amend this Section 3(b)(i)(4) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of any Excise Tax, penalty or similar charge to the Company or any of its subsidiaries, Affiliates or successors, including under Section 4980D of the Code.
(ii) Notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of Participant’s outstanding equity awards shall be governed solely by the following provisions: (A) all of Participant’s time-vesting equity awards that are outstanding as of the Termination Date (or, if later, the Change in Control) shall become fully vested and exercisable, as applicable, and all restrictions thereon shall lapse, (B) all of Participant’s performance-vesting equity awards that are outstanding as of the Termination Date (or, if later, the Change in Control) shall become fully vested and exercisable, as applicable, all performance conditions shall be deemed satisfied at the target performance level, and all restrictions thereon shall lapse, and (C) to the extent vested (including as a result of the acceleration provided under this Section 3(b)(ii)), all of Participant’s outstanding stock options shall remain exercisable until the first to occur of the 12-month anniversary of the Termination Date and the original expiration date applicable to such stock option.
(iii) For the avoidance of doubt, Participant shall not be entitled to reimbursement for fringe benefits, including dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites on and after the Termination Date.
(c) Release of Claims. The Severance Benefits are expressly conditioned on Participant’s (or Participant’s representative, as applicable) execution, within 45 days after the Termination Date or, if later, within 45 days after the Change of Control, of a general release and waiver substantially in a form prescribed by the Company, which has become irrevocable following any revocation period permitted by the Company (the date such general release and waiver becomes irrevocable, the “Release Effective Date”).
(d) Recoupment. Notwithstanding any provisions in the Plan to the contrary, the Plan Administrator may, in its sole and absolute discretion, in the event of Participant’s material breach of a material obligation of Participant to the Company pursuant to any award or agreement between Participant and the Company, including a material breach of a Confidentiality and Non-Competition Agreement as amended by the Participation Agreement or a determination that an event constituting Cause has occurred, regardless of whether this determination happened prior to or following the Termination Date: (i) terminate the right of such Participant to receive any Severance Benefits, to the extent they have not been paid; and (ii) seek the recoupment of any Severance Benefits paid to such Participant, including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due Participant from the Company or any of its Affiliates, to the extent the Plan Administrator in its sole discretion deems appropriate after considering the relevant facts and circumstances. Any termination and/or recoupment of Participant’s benefits under the Plan shall be in addition and without prejudice to any other remedies that the Company might elect to assert.
(e) Section 280G.
(i) Amount of Payments and Benefits. If any payment, option, award or benefit (including any such payment, option, award or benefit pursuant to the Plan), Participant would receive from the Company or its Affiliates, or otherwise, in connection with or as a result of a Change of Control (the “Payment”) would (A) separately or in the aggregate constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision (the “Excise Tax”), then the Company shall pay to Participant either (1) the full amount of the Payments (a “Full Payment”), or (2) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” within the meaning of Section 280G of the Code (a “Reduced Payment”), whichever of the foregoing results in the receipt by Participant, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is made, the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Participant shall have no rights to any additional payments and/or benefits constituting the Payment. For purposes of determining whether Participant would receive a greater after-tax benefit from the Reduced Payment than from the Full Payment, (x) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Participant in respect of the receipt of such payments and (y) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the Payments are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Participant’s residence on the effective date of the relevant transaction described under Section 280G(b)(2)(A)(i) of the Code, net of the minimum reduction in federal income taxes that could be obtained from deduction of such state and local taxes (as determined assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).
(ii) Computations and Determinations. All computations and determinations called for by this Section 3(e) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), and all such computations and determinations shall be conclusive and binding on the Company and Participant. For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999 of the Code. The Company and Participant shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 3(e). The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with the computations and determinations herein called for.
(iii) Reduction Methodology. If a Reduced Payment is made, reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments (in the reverse chronological order in which such cash would otherwise be paid); (B) cancellation of accelerated vesting of equity awards other than options (in the reverse chronological order in which such equity awards would vest in the absence of a Change of Control); (C) cancellation of accelerated vesting of options (in the reverse chronological order in which such options would vest in the absence of a Change of Control); and (D) reduction of other benefits paid to Participant (in the reverse chronological order in which such benefits would otherwise be provided).
(f) Death. If Participant’s Employment terminates under circumstances described in Section 3(a), then upon Participant’s subsequent death, all unpaid amounts payable to Participant under Section 3(a)(i), if any, shall be paid to Participant’s Beneficiary.
Section 4. Administration of Plan; Claims Procedure.
(a) General. Except as specifically provided herein, the Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate any administrative duties, including duties with respect to the processing, review, investigation, approval and payment of benefits under this plan to designated individuals or committees. The Plan Administrator shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA.

(b) Interpretations and Variations. The Plan Administrator shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under the Plan. The Plan Administrator or its representative shall decide any issues arising under the Plan, and the decision of the Plan Administrator shall be binding and conclusive on Participants and the Company. Any variations from the Plan may be made only by the Plan Administrator in its sole discretion.
(c) Filing a Claim. Although it is not normally necessary to file a claim in order to receive benefits under the Plan, if Participant (the “Claimant”) feels Participant has been improperly denied benefits under the Plan, any claim for payment of such benefits shall be signed, dated and submitted to the Company in accordance with Section 8(a). All claims relating to the Plan must be filed within 90 days following Participant’s Termination Date, unless the Plan Administrator otherwise specifies in writing. The Plan Administrator shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of the Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information.
(d) Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of the Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(e) Right to Appeal. If a claim for payment of benefits under the Plan made in accordance with the procedures specified in the Plan is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that the Claimant files a written request for review with the Plan Administrator within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, of any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

(f) Review of Appeal. In deciding a Claimant’s appeal, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
(g) Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Plan Administrator’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Plan Administrator under this Section 4 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).
(h) Statute of Limitations. No Claimant may bring any legal action to recover benefits under the Plan until such Claimant has exhausted the internal administrative claims and appeals process described above. No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits available under the Plan shall apply in any forum where such legal action is initiated.
Section 5. Section 409A Compliance; Changes in Law.
(a) It is the intention of the Company that the provisions of the Plan are exempt from or comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. In the event that the Company determines that any provision of the Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a tax under Section 409A of the Code, notwithstanding Section 8(l), the Company shall have the discretion to amend or modify such provision to avoid the application of such tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of the Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to the Plan (including any taxes arising under Section 409A of the Code), and the Company not shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.
(b) In the event that the Company determines that any provision of the Plan violates, or would result in any material liability (other than liabilities for the Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency the Company shall be entitled, notwithstanding Section 8(l), to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.
(c) The payments under the Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A1(b)(9)(v)(B). As a result, (i) payments that are made on or before March 15 of the calendar year following the year that includes Participant’s Termination Date (or, if later, the Change of Control), (ii) any additional payments that are made on or before the last day of the second calendar year following the year of Participant’s Termination Date and do not exceed the lesser of two times Participant’s annual rate of pay in the year prior to the Termination Date or two times the limit under Code Section 401(a)(17) then in effect, and (iii) continued medical expense reimbursements during the applicable COBRA period, are intended to be exempt from the requirements of Section 409A of the Code.
(d) To the extent any amounts under the Plan are payable by reference to Participant’s termination of Employment, such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in the Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code (a “Section 409A Payment”), and Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of Participant’s separation from service, each such Section 409A Payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the six-month anniversary of Participant’s separation from service and (ii) the date of Participant’s death. Further, to the extent that any amount is a Section 409A Payment and such payment is conditioned upon Participant’s execution of a release or Participation Agreement and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such Section 409A Payment shall be paid or provided in the later of the two taxable years.

(e) Any reimbursements payable to Participant pursuant to the Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to the Plan shall not be subject to liquidation or exchange for any other benefit.
Section 6. Covenants. Each Participant’s participation in the Plan is conditioned upon such Participant’s execution of a Participation Agreement by the deadline set forth in such agreement (or such later date as permitted by the Plan Administrator). If Participant breaches any covenants in a Confidentiality and Non-Competition Agreement as amended by the Participation Agreement or any other agreement by and between such Participant and the Company or its Affiliate, (i) Participant’s entitlement to Severance Benefits shall be null and void, (ii) all rights to receive or continue to receive Severance Benefits shall thereupon cease and (iii) Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, Participant. The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.
Section 7. Offset; No Mitigation.
(a) To the extent permitted by Section 409A of the Code, the amount of Participant’s payments under the Plan shall be reduced to the extent necessary to defray amounts owed by Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.
(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Participant under any of the provisions of the Plan and, such amounts shall not be reduced whether or not Participant obtains other employment, except as expressly provided in Section 3(d).
Section 8. Miscellaneous.
(a) Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

If to the Company:	Blucora, Inc.
3200 Olympus Blvd, Suite 100
Dallas, TX 75019
Attention: General Counsel
Fax: 1-972-870-6332

If to a Participant:	At the most recent address on file with the Company

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under the Plan shall be deemed to have been given when so delivered, sent or mailed.
(b) Choice of Law; Venue; Waiver of Jury Trial. The Plan shall be deemed to be made in Texas, and, to the extent not preempted by ERISA or other federal law, the validity, interpretation, construction and performance of this plan in all respects shall be governed by the laws of Texas without regard to its principles of conflicts of law. By participating in the Plan, each Participant and the Company hereby (i) irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of a state district court of competent jurisdiction in Dallas County, Texas or the United States District Court for the Northern District of Texas, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any such court, and (ii) knowingly, voluntarily and intentionally waive any rights such party may have to a trial by jury in respect of any litigation based hereon or arising out of or in connection with the Plan. This provision is a material inducement for Participant to be a Participant hereunder. Notwithstanding any provision to the contrary in any other agreements entered into between the Company and Participant, any dispute or claim arising from or relating to the Plan shall not be required to be submitted to a final, binding arbitration.
(c) No Waiver. The failure of the Company or a Participant to insist upon strict adherence to any term of the Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of the Plan. No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(d) Severability. If a court of competent jurisdiction determines that any provision of the Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of the Plan, and all other provisions shall remain in full force and effect.
(e) Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to the Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
(f) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(g) Interpretations. For purposes of the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(h) Successors. The Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer successor to assume the Plan and the obligations and liabilities contemplated thereunder, including the amendment and termination obligations contemplated under Section 8(l). Participants’ rights, benefits and obligations under the Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
(i) Non-Duplication.
(i) The Severance Benefits provided under the Plan are not intended to result in any duplicative benefits to Participant, and the Plan shall be administered accordingly. Accordingly, the Plan Administrator, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against Participant’s Severance Benefits under the Plan against any other severance, termination or similar benefits payable to Participant by the Company or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other foreign, federal, state or local law requiring payments in connection with any termination of Employment or workforce reduction, including amounts paid in connection with paid leaves of absence, back pay, benefits and other payments intended to satisfy such liability or alleged liability.
(ii) The Severance Benefits payable under the Plan to Participant will replace (and be paid in lieu of) any cash or non-cash change-of-control severance benefits that Participant is otherwise eligible to receive under any other agreements entered into between the Company and Participant providing Participant with severance or related benefits in the event of, or in connection with, a Change of Control and Participant shall not be entitled to benefits under both the Plan and any other such severance plan or policy maintained by the Company or its Affiliates. Notwithstanding the foregoing, any Severance Benefits otherwise payable under the Plan to Participant shall be reduced by any amounts received by, or payable to, Participant under (A) any severance plan or policy maintained by the Company or any of its

Affiliates or (B) any agreement entered into between the Company and Participant providing Participant with severance or related benefits.
(iii) To the extent that the Severance Benefits payable hereunder are deemed to be a substitute for a Section 409A Payment provided under another agreement with Participant, then the Severance Benefits payable hereunder shall be paid at the same time and in the same form as such substituted Section 409A Payment to the extent required to comply with Section 409A of the Code.
(j) Deemed Resignations. Any termination of Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the Board, if applicable, and the board of directors of each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.
(k) No Guarantee of Employment. The Plan shall not be construed as creating any contract of Employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall the Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of Participant under the Plan.
(l) Amendment and Termination of the Plan. Except as specifically provided in Section 2 or Section 5, the Committee may amend, modify or terminate the Plan at any time; provided, however, that no such amendment, modification or termination may materially impair the rights of a Participant whose Termination Date previously occurred. In addition, during any period in which the Company takes steps or continues to take steps that would reasonably be expected to lead to a corporate transaction that would constitute a Change of Control, and for a period of six months after such steps cease to be taken, the Committee may not amend, modify or terminate the Plan in any way that adversely affects a Participant without such impacted Participant’s written consent. Moreover, within 24 months after a Change of Control, the Company may not amend, modify or terminate the Plan in any way that adversely affects a Participant without such impacted Participant’s written consent. For the avoidance of doubt, a Participation’s participation in the Plan shall terminate upon the earliest to occur of (i) the date of termination of Participant’s Employment by the Company if no benefits are payable under the Plan, (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to Participant pursuant to the Plan, (iii) the removal of Participant from participation in the Plan in accordance with Section 2, and (iv) termination of the Plan in accordance with this Section 8(l) prior to the date Participant terminates employment with the Company.
Section 9. Survival. The provisions of the Plan, including Section 3, Section 4, Section 5, Section 6, Section 7 and Section 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of the Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.
* * * * * *

IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf, to be effective as of the Effective Date.

BLUCORA, INC.

By:	/s/ Ann J. Bruder
Name:	Ann J. Bruder
Title:	Chief Legal, Development and
Administrative Officer and Secretary

APPENDIX A

FORM OF PARTICIPATION AGREEMENT

BLUCORA, INC.
EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is entered into as of _________ ___, 202_ between Blucora, Inc. (the “Company”), and [Executive Name] (“Executive”).
    WHEREAS, the Compensation Committee of the Company’s Board of Directors has adopted the Blucora, Inc. Executive Change of Control Severance Plan, effective as of January 17, 2021 (the “Plan”), to provide certain benefits to participants upon a qualifying termination of employment, as contemplated under the Plan;
    WHEREAS, the Plan Administrator (as defined in the Plan) has decided to offer Executive the opportunity to participate in the Plan, subject to the terms of the Plan and this Agreement;
    WHEREAS, Executive previously entered into a Confidentiality and Non-Competition Agreement with the Company in consideration for (i) the Company’s promise to provide Executive with Confidential Information (as defined in such Confidentiality and Non-Competition Agreement), (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to Executive, (iii) access to the customers and clients of the Company, and (iv) the Company’s employment of Executive in an executive position and the compensation and other benefits provided by Company to Executive;
WHEREAS, as a condition of eligibility to participate in the Plan, Executive must agree to be bound by the terms of this Agreement, including the extension of the period of applicable restrictive covenants contemplated in Section 3 (the “Restricted Covenant Extension”), and Executive agrees that (i) the Severance Benefits to which Executive may be entitled under the Plan, (ii) the Company’s promise to provide additional Confidential Information, (iii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities entrusted to Executive, (iv) access to customers and clients of the Company, and (v) the Company’s employment of Executive in an executive position and the compensation and other benefits provided by the Company to Executive, and each of them, are good and valuable consideration for being subject to the terms of the Plan and this Agreement, including the Restricted Covenant Extension; and
    WHEREAS, Executive acknowledges that Executive has carefully reviewed the Plan and this Agreement and has decided that Executive wishes to enter into this Agreement on the terms and conditions set forth herein.
    NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.Plan. The terms of the Plan are specifically incorporated herein as a part of this Agreement, and this Agreement shall be a part of and governed by the terms of the Plan, as amended from time to time, subject to the limitations on amendment and termination in Section 8(l) of the Plan. The capitalized terms used, but not defined in this Agreement, shall have the meanings set forth in the Plan.

2.Participation Subject to Execution and Return of this Agreement. This Agreement and Executive’s designation as a Participant in the Plan shall be null and void unless the Executive agrees to be bound by and executes this Agreement and returns it to the Company on or before _________ ___, 202_ (the “Execution Deadline”).1

3.Extended Period of Restrictive Covenants.
a.Executive agrees that upon the termination of Executive’s employment with the Company, if such termination is a Qualifying Termination, the period of any non-competition, non-solicitation, non-recruitment or similar provision under any Confidentiality and Non-Competition Agreement (generally referred to therein as the “Restricted Period”) shall be for a period of twenty-four (24) months after the Termination Date notwithstanding anything to the contrary contained in such Confidentiality and Non-Competition Agreement. Each such Confidentiality and Non-Competition Agreement shall be deemed amended to the extent necessary to reflect the terms of this Agreement.
b.If, at the time of enforcement of the covenants contained in this Section 3, a court shall hold that the duration restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration reasonable under such circumstances shall be substituted for the stated duration and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period permitted by law. Executive has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Affiliates.
4.Term. This Agreement shall terminate upon the earliest of (i) the date of termination of Executive’s employment with the Company if no benefits are payable under the Plan as of such date, (ii) the later of the date the Company satisfies its obligation, if any, to make payments and provide benefits to Executive pursuant to the Plan and the expiration of the Restricted Period and (iii) the termination of the Plan in accordance with Section 8(l) of the Plan or the removal of the Executive from the Plan in accordance with Section 2 thereof prior to the date Executive terminates employment with the Company. Notwithstanding the foregoing, Executive’s obligations under Section 3 shall survive the terms of the Plan and this Agreement to the extent any Severance Benefit is paid to Executive.

1 Note to Draft: Date to be 5 days after this Agreement is delivered to the Executive.
3

5.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.Adequacy of Consideration. Executive acknowledges and agrees that (i) the Severance Benefits to which Executive may be entitled under the Plan, (ii) the Company’s promise to provide additional Confidential Information, (iii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities entrusted to Executive, (iv) access to customers and clients of the Company, and (v) the Company’s employment of Executive in an executive position and the compensation and other benefits provided by the Company to Executive, and each of them, are good and valuable consideration for being subject to the terms of the Plan and this Agreement, including the Restricted Covenant Extension. Executive further acknowledges and agrees that Executive has previously received Confidential Information from the Company in consideration and support of the restricted covenants set forth in Executive’s Confidentiality and Non-Competition Agreement.

7.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement or the Plan, and all other provisions shall remain in full force and effect.

8.Complete Agreement. This Agreement and the Plan constitute the complete agreement between Executive and the Company concerning the subject matter herein and therein and while in effect they supersede and replace any prior written or oral understandings entered into between Executive and the Company solely to the extent relating to severance or related benefits in the event of, or in connection with, a Change of Control. Notwithstanding the foregoing, to the extent Executive was subject to restrictive covenants prior to the execution of this Agreement, such restrictive covenants shall continue to remain in full force and effect, except as otherwise provided in Section 3.
4

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the ___ day of ___________, 202__.

BLUCORA, INC.

By:
Name:
Title:

PARTICIPANT

Name:

5